Exhibit 11.  STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The computation of net income per share for the three and six months ended June 30, 1994 and 1993 is as follows:(000's omitted except per share amounts)
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                               Three months ended       Six months ended
                               ------------------      -------------------
                               June 30,   June 30,     June 30,   June 30,
                                 1994       1993         1994       1993
                               --------   --------    ---------  ---------
Primary:
Net income                     $    536   $  3,384     $  1,050   $  4,400
                               ========   ========     ========   ========
Average common shares
 outstanding                      9,034     22,400        9,034     22,399

Dilutive common equivalent
  shares issuable upon the
  exercise of options
  currently outstanding to
  purchase common shares             27         61           94         41
                               --------   --------     --------   --------
                                  9,061     22,461        9,128     22,440
                               ========   ========     ========   ========
Net income per share           $    .06   $    .15     $    .12   $    .20
                               ========   ========     ========   ========
Fully diluted:
  Net income                   $    536   $  3,384     $  1,050   $  4,400
  Add back:  Interest expense,
    net of tax, applicable to
    convertible debt                159        156          327        324
  Accretion, net of tax, on
    Danish bonds acquired if
    debt converted                  139        130          279        261
                               --------   --------     --------    -------
                               $    834   $  3,670     $  1,656    $ 4,985
                               ========   ========     ========    =======
Average common shares
outstanding                       9,034     22,400        9,034     22,399

Dilutive common equivalent
  shares issuable upon the
  exercise of options currently
  outstanding to purchase
  common shares                      27         61           94         41
Shares issuable upon
  conversion of debt              2,608      2,608        2,608      2,608
                               --------    -------      -------    -------
                                 11,669     25,069       11,736     25,048
                               ========    =======     ========    =======
Net income per share           $    .07    $   .15     $    .14    $   .20
                               ========    =======     ========    =======

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